Exhibit 3.12

[LOGO]

MC-64309

Certificate Of Incorporation

I, **CINDY YVONNE JEFFERSON** Deputy Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

ALPHA OFFSHORE DRILLING SERVICES

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th day of February One Thousand Nine Hundred Ninety-Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of February One Thousand Nine Hundred Ninety-Six

CERTIFIED TO BE A TRUE AND CORRECT COPY

Sig..

D. Evadne Ebanks
Assistant Registrar

Date 24 March 2010

(SGD. CINDY YVONNE JEFFERSON)

Deputy Registrar of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS